Exhibit 99.2

FOR IMMEDIATE RELEASE JANUARY 22, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

MARTHA BURGER SENIOR VICE PRESIDENT – Human & Corporate Resources (405) 879-9242 martha.burger@chk.com

CHESAPEAKE ENERGY CORPORATION NAMED TO FORTUNE

LIST OF “100 BEST COMPANIES TO WORK FOR”

OKLAHOMA CITY, OKLAHOMA, JANUARY 22, 2008 – FORTUNE magazine announced today that Chesapeake Energy Corporation (NYSE:CHK) has been named one of the 100 best companies to work for in the U.S. The full list and related stories will appear in the February 4 issue of FORTUNE, available on newsstands January 28, and at www.fortune.com on January 22.

“We are very pleased to have been selected by FORTUNE magazine as one of the 100 best companies to work for in America,” said Aubrey K. McClendon, Chairman and CEO. “This award is a testament to our outstanding employees who make Chesapeake a leader in the energy industry and in the communities where we operate. We place a premium on creating a challenging and rewarding work environment where our employees can excel.”

“Without question, the best investment we have ever made at Chesapeake is in our people. Our people work hard and know how to have fun at the same time,” said Martha Burger, Senior Vice President – Human and Corporate Resources. “They are the reason for our continued success as the nation’s most active explorer for clean-burning natural gas. We are proud of our 6,300 employees and are pleased to accept this award on their behalf.”

A significant factor for the making the list this year is being able to create jobs. The 100 companies on the 2008 list added 67,000 employees to their payrolls in the past year and employ a total of nearly 1.6 million employees, up 16% from the number employed by companies comprising last year’s list. Chesapeake alone added approximately 1300 new employees in 2007.

To pick the “100 Best Companies to Work For,” FORTUNE worked with Robert Levering and Milton Moskowitz of the Great Place to Work Institute to conduct the most extensive employee survey in corporate America. Of some 1,500 firms that were contacted, 406 companies participated in this year’s survey. Nearly 100,000 employees at those companies responded to a 57-question survey created by the Great Place to Work Institute, a global research and consulting firm with offices in 30 countries.

Two-thirds of a company’s score was based on the results of the survey that was sent to a minimum of 400 randomly selected employees from each company. The survey asks questions related to their attitudes about the management’s credibility, job satisfaction and camaraderie. The other third of the scoring is based on the company’s responses to the Institute’s Culture Audit, which includes detailed questions about pay and benefit programs and a series of open-ended questions about hiring practices, methods of internal communications, training, recognition programs and diversity efforts.

Any company that is at least seven years old with more the 1,000 U.S. employees is eligible. The deadline for applying for next year’s list is March 31, 2008. For an online nomination form, go to www.greatplacetowork.com.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. Chesapeake’s Internet address is www.chk.com.

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